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                                                                    EXHIBIT 4(A)




                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                          ILLINOIS POWER CAPITAL, L.P.


        This Certificate of Limited Partnership of Illinois Power Capital, L.P. (the "Partnership"), dated as of August 17, 1994 is being duly executed and filed by Illinois Power Company, an Illinois corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Section 17-101, et seq.), as amended from time to time.

    1. Name. The name of the limited partnership formed hereby is Illinois Power Capital, L.P.

    2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

    3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

    4. General Partner. The name and the business address of the sole general partner of the Partnership is:

                Illinois Power Company
                500 South 27th Street
                Decatur, Illinois  62525

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

                                       ILLINOIS POWER COMPANY



                                        By: /s/ Alec G. Dreyer
                                                Name: Alec G. Dreyer
                                                Title: Controller